                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                 HOT TOPIC, INC.
                                 ---------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   441339 10 8
                                   -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            FILED FEBRUARY 12, 1998
                      (REFLECTING OWNERSHIP AS OF 12/31/97)


                               Page 1 of 8 pages

--------------------------                        -----------------------------
CUSIP NO.441339 10 8                  13G                      PAGE 2 OF 6 PAGES
--------------------------                        -----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         STATE OF TEXAS
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                406,738
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON          -0-
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                406,738
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         406,738
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.54%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------


                               Page 2 of 8 pages
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--------------------------                        -----------------------------
CUSIP NO.441339 10 8                  13G                      PAGE 2 OF 6 PAGES
--------------------------                        -----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         PHILLIPS-SMITH MANAGEMENT COMPANY
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         STATE OF TEXAS
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                573
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON          -0-
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                573
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         573
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.001%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------


                               Page 3 of 8 pages
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--------------------------                        -----------------------------
CUSIP NO.441339 10 8                  13G                      PAGE 2 OF 6 PAGES
--------------------------                        -----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         CECE SMITH
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                7,540
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON          -0-
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                7,540
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,540
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.015%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------


                               Page 4 of 8 pages
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ITEM 1.

(a)     Name of Issuer:  HOT TOPIC, INC.
(b)     Address of Issuer's Principal Executive Officers: 3410 POMONA BOULEVARD
                                                          POMONA, CA  91766

ITEM 2.

(a)Name of Person Filing: PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.
                          PHILLIPS-SMITH MANAGEMENT COMPANY
                          CECE SMITH

(b)     Address of Principal Business Office or, if none, Residence:
                                                  5080 SPECTRUM DRIVE,
                                                  SUITE 700 WEST
                                                  DALLAS, TX 75248

(c)     Place of Organization:      STATE OF TEXAS (FOR THE ABOVE ENTITIES)
        Citizenship:                UNITED STATES (FOR CECE SMITH)

(d)     Title of Class of Securities:  COMMON STOCK

(e)     CUSIP Number:  441339 10 8

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

(a) Amount Beneficially Owned: As of December 31, 1997, each of the following is the owner of record of the number of shares of Common Stock set forth next to its or her name:

PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.             406,738
PHILLIPS-SMITH MANAGEMENT COMPANY                                          573
CECE SMITH                                                    7,540

(b)     Percent of Class:

PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.                8.54%
PHILLIPS-SMITH MANAGEMENT COMPANY                                        0.001%
CECE SMITH                                                    0.015%

(c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:

        PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.     406,738
        PHILLIPS-SMITH MANAGEMENT COMPANY                                  573
        CECE SMITH                                            7,540

        (ii)  shared power to vote or to direct the vote:

        PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.           0
        PHILLIPS-SMITH MANAGEMENT COMPANY                                    0
        CECE SMITH                                                0


                               Page 5 of 8 pages

        (iii) sole power to dispose or to direct the disposition of:

        PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.     406,738
        PHILLIPS-SMITH MANAGEMENT COMPANY                                  573
        CECE SMITH                                            7,540

        (iv) shared power to dispose or to direct the disposition of:

        PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.           0
        PHILLIPS-SMITH MANAGEMENT COMPANY                                    0
        CECE SMITH                                                0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE.

ITEM 10. CERTIFICATION

NOT APPLICABLE

EXHIBIT  A:  Joint Filing Statement


                               Page 6 of 8 pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 11, 1998
                                      ------------------------------------------
                                      Date

                                      PHILLIPS-SMITH SPECIALTY RETAIL
                                        GROUP III, L.P.

                                      By: its General Partner,
                                      Phillips-Smith Management Company


                                      By: /s/ CECE SMITH
                                         ---------------------------------------

                                      Cece Smith/General Partner
                                      ------------------------------------------
                                      Name/Title


                                      PHILLIPS-SMITH MANAGEMENT COMPANY

                                      By: /s/ CECE SMITH
                                         ---------------------------------------

                                      Cece Smith/General Partner
                                      ------------------------------------------
                                      Name/Title

                                      /s/ CECE SMITH
                                      ------------------------------------------
                                      Signature


                                      Cece Smith
                                      ------------------------------------------
                                      Name/Title


                               Page 7 of 8 pages
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                                    EXHIBIT A

                             JOINT FILING STATEMENT

        Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:   February 11, 1998
        ------------------------------

PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.

By:  its General Partner,
Phillips-Smith Management Company


By: /s/ CECE SMITH
   -----------------------------------

Cece Smith/General Partner
--------------------------------------
Name/Title


PHILLIPS-SMITH MANAGEMENT COMPANY


By: /s/ CECE SMITH
   -----------------------------------

Cece Smith/General Partner
--------------------------------------
Name/Title

/s/ CECE SMITH
--------------------------------------
Signature

Cece Smith
--------------------------------------
Name/Title


                               Page 8 of 8 pages